Exhibit 23.11

CONSENT OF QUALIFIED PERSON

November 3, 2023

Re: Form S-3 Registration Statement to be filed by McEwen Mining Inc. (the “Company”)

I, Kevin W. Kunkel, consent to:

•	the incorporation by reference to the technical report titled “Gold Bar Project, S-K 1300 Technical Report Summary, Feasibility Study, Eureka County, Nevada” (the “Technical Report Summary”), that is current as of December 31, 2021, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission (the “SEC”), as an exhibit to and referenced in this Registration Statement on Form S-3 being filed by the Company with the SEC, and any amendments, prospectuses or supplements thereto (the “Form S-3”);

•	the use of and reference to my name in the Form S-3, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form S-3 and the Technical Report Summary; and

•	the incorporation by reference of any extracts from, or summary of, the Technical Report Summary in the Form S-3 and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of, and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form S-3.

I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form S-3 and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible.

By:	/s/ Kevin W. Kunkel
Kevin W. Kunkel, Certified Professional Geologist, American Institute of Professional Geologists (AIPG), #11139 McEwen Mining Inc.